News Release
For information call:
Lydia Botham, Land O’Lakes: 651-481-2123
David Karpinski, Land O’Lakes: 651-481-2360
LAND O’LAKES COMPLETES SALE OF CHEESE & PROTEIN INTERNATIONAL (CPI)
Sale includes a long-term milk supply agreement
     Minneapolis (April 2, 2007)...Land O’Lakes, Inc. announced today the completion of the sale of assets of its Cheese & Protein International (CPI) operations, located in Tulare, Calif., to a US subsidiary of Saputo Inc. The sale includes substantially all of CPI’s cheese manufacturing operations and cut-and-wrap operations, formally known as Golden Valley Dairy Products. The transaction includes a long-term milk supply agreement, under which Land O’Lakes will be the full milk supplier to the CPI facility.
     “This sale represents a very important strategic step for our Dairy Foods business, allowing for more focus on our branded, value-added marketing, while also providing a secure long-term milk supply agreement for our members’ milk production,” said Land O’Lakes President and Chief Executive Officer Chris Policinski. “This transaction is consistent with our commitment to generate value for members through branded, value-added marketing while maintaining an appropriate investment in our manufacturing infrastructure.”
     Land O’Lakes will continue to operate cheese manufacturing facilities in Tulare, Calif., and Orland, Calif., Melrose, Minn., Denmark, Wis., and Kiel, Wis., and a cheese processing facility in Spencer, Wis.
     Land O’Lakes (www.landolakesinc.com) is a national farmer-owned food and agricultural cooperative, with sales of more that $7 billion. Land O’Lakes does business in all 50 states and more than 50 countries. It is a leading marketer of a full line of dairy-based consumer, foodservice and food ingredient products across the U.S.; services its international customers with a variety of food and animal food ingredients; and provides farmers and local cooperatives with an extensive line of agricultural supplies (feed, seed, plant food and crop protection products) and services.